  Exhibit 4.3

SECOND AMENDED AND RESTATED VOTING AGREEMENT

This SECOND AMENDED AND RESTATED VOTING AGREEMENT (the “Agreement”) is made and entered into effective as of October __, 2006, by and among Greenway Medical Technologies, Inc., a Georgia corporation (the “Company”), the holders of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”) listed on Schedule A hereto (collectively, the “Series A Investors”), the holders of the Company’s Series B Preferred Stock (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock”) listed on Schedule B hereto (collectively, the “Series B Investors”), and the holders of Common Stock of the Company listed on Schedule C hereto (collectively, the “Common Holders”). The Company, the Series A Investors, the Common Holders and the Series B Investors are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties.” The Company’s Board of Directors is referred to herein as the “Board.”

WITNESSETH:

WHEREAS, the Company and the Series B Investors have entered into that certain Series B Preferred Stock Purchase Agreement of even date herewith (the “Series B Purchase Agreement”), which provides for, among other things, the purchase by the Series B Investors of shares of the Series B Preferred Stock;

WHEREAS, the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) provide that (a) holders of shares of Common Stock, voting together as a class, shall elect two (2) members of the Board (the “Common Directors”), (b) holders of shares of the Series A Preferred Stock, voting together as a class, shall elect two (2) members of the Board (the “Series A Directors”), (c) holders of shares of the Series B Preferred Stock, voting together as a class, shall elect one (1) member of the Board (the “Series B Director”), and (d) the holders of shares of the Series A Preferred Stock, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect the three (3) remaining members of the Board (“Industry Directors”);

WHEREAS, to induce the Series B Investors to enter into the Series B Purchase Agreement and purchase shares of Series B Preferred Stock thereunder, the Company, the Series A Investors and the Common Holders desire to amend and restate in its entirety that certain Interim Amended and Restated Voting Agreement dated as of September __, 2006 (the “Prior Agreement”) to read as follows and enter into this Agreement with the Series B Investors;

WHEREAS, Section 16 of the Prior Agreement provides that the Prior Agreement may be amended only with the written consent of (i) the Company, (ii) the holders of a majority of the then outstanding voting securities held by the Common Holders (as defined therein) and (iii) the holders of a majority of the then outstanding voting securities held by the Investors (as defined therein); and

WHEREAS, the parties to the Prior Agreement necessary to amend the Prior Agreement have resolved to do so, and such parties hereby agree that this Agreement shall amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant hereto in lieu of the rights created under the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Agreement to Vote.

(a) Each Series B Investor, as a holder of Series B Preferred Stock, hereby agrees on behalf of itself and any transferee or assignee of any such shares of Series B Preferred Stock, to hold all of the shares of Series B Preferred Stock registered in its name (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution of such Series B Preferred Stock, and any other voting securities of the Company subsequently acquired by such Series B Investor) (hereinafter collectively referred to as the “Series B Investor Shares”) subject to, and to vote the Series B Investor Shares at a regular or special meeting of shareholders (or by written consent) in accordance with, the provisions of this Agreement.

(b) Each Series A Investor, as a holder of Series A Preferred Stock, hereby agrees on behalf of itself and any transferee or assignee of any such shares of Series A Preferred Stock, to hold all of the shares of Series A Preferred Stock registered in its name (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution of such Series A Preferred Stock, and any other voting securities of the Company subsequently acquired by such Series A Investor) (hereinafter collectively referred to as the “Series A Investor Shares”) subject to, and to vote the Series A Investor Shares at a regular or special meeting of shareholders (or by written consent) in accordance with, the provisions of this Agreement.

(c) Each Common Holder, as a holder of Common Stock of the Company, hereby agrees on behalf of itself and any transferee or assignee of any such shares of Common Stock, to hold all of such shares of Common Stock and any other securities of the Company acquired by such Common Holder in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such securities) (the “Common Holder Shares”) subject to, and to vote the Common Holder Shares at a regular or special meeting of shareholders (or by written consent) in accordance with, the provisions of this Agreement.

2.

Board Size. The holders of Series B Investor Shares, the Series A Investor Shares and Common Holder Shares shall vote at a regular or special meeting of shareholders (or by written consent) such shares that they own (or as to which they have voting power) to ensure that the size of the Board shall be set and remain at eight (8) directors; provided, however, that such Board size may be subsequently increased or decreased pursuant to an amendment of this Agreement in accordance with Section 16 hereof.

3.

Election of Directors.

(a) In any election of directors of the Company to elect the Common Directors, the Parties holding shares of Common Stock shall each vote at any regular or special meeting of shareholders (or by written consent) such number of shares of Common Stock then owned by them (or as to which they then have voting power) as may be necessary to elect two (2) directors nominated by the holders of a majority of the then outstanding shares of Common Stock, (i) one (1) of which directors shall be the Company’s chief executive officer, who shall be the Chairman of the Board, and (ii) one (1) of which directors shall be W.T. Green, III for so long as he remains an officer of the Company, or, if W.T. Green, III no longer serves as an officer of the Company, such person as designated by W.T. Green, Jr.

(b) In any election of directors of the Company to elect the Series A Directors, the Parties holding shares of Series A Preferred Stock shall each vote at any regular or special meeting of shareholders (or by written consent) such number of shares of Series A Preferred Stock then owned by them (or as to which they then have voting power) as may be necessary to elect two (2) directors nominated by Investor Group, LP and Investor Growth Capital Limited (together, “IGC”), initially Noah Walley and Börje Ekholm, for so long as IGC collectively owns at least fifty percent (50%) of the Common Stock issued or issuable upon conversion of the Series A Preferred Stock purchased by IGC pursuant to that certain Series A Purchase Agreement dated as of May 14, 2004 by and among the Company and the Series A Investors (as adjusted for stock splits, stock dividends, recapitalizations or the like).

(c) In any election of directors of the Company to elect the Series B Director, the Parties holding shares of Series B Preferred Stock shall each vote at any regular or special meeting of the shareholders (or by written consent) such number of shares of Series B Preferred Stock then owned by them (or as to which they then have voting power) as may be necessary to elect one (1) director nominated by Wachovia Capital Partners 2006, LLC (“WCP”), initially D. Neal Morrison, for so long as WCP owns at least fifty percent (50%) of the Common Stock issued or issuable upon conversion of the Series B Preferred Stock purchased by WCP pursuant to the Series B Purchase Agreement (as adjusted for stock splits, stock dividends, recapitalizations or the like).

(d) In any election of an Industry Director, the Series B Investors, the Series A Investors and the Common Holders shall each vote at any regular or special meeting of shareholders (or by written consent) such number of voting securities of the Company then owned by them (or as to which they then have voting power) as may be necessary to elect (i) one (1) Industry Director that is nominated by the Series A Directors and the Series B Director and approved by the Common Directors (with such approval not to be unreasonably withheld), (ii) one (1) Industry Director that is nominated by the Common Directors and approved by the Series A Directors and the Series B Director (with such approval not to be unreasonably withheld) and (iii) one (1) Industry Director nominated by the Common Directors, the Series A Directors and the Series B Director.

4.

Removal. Any director of the Company may be removed from the Board in the manner allowed by law and the Company’s Articles of Incorporation and Bylaws, but with respect to a director designated pursuant to subsections 3(a), 3(b), 3(c) and 3(d) above, only upon the vote or written consent of the shareholders entitled to nominate such director.

5.

Bring Along Right. In the event that the Board and (X) the holders of a majority of the Series A Preferred Stock (voting as a separate class) and (Y) the holders of a majority of the Series B Preferred Stock (voting as a separate class) (such holders of a majority of the Series A Preferred Stock and a majority of the Series B Preferred Stock collectively referred to as, the “Required Holders”) approve either (i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that would result in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company or in which the shareholders of the Company immediately prior to such transaction would own, as a result of such transaction, less than a majority of the voting securities, in the same relative proportions, of the successor or surviving corporation immediately thereafter or (ii) a sale of all or substantially all of the assets of the Company (such events described in subsections (i) and (ii) are referred to herein as a “Sale of the Company”), then each Series B Investor, Series A Investor and Common Holder hereby agrees with respect to all securities of the Company which it own(s) or otherwise exercises voting or dispositive authority:

(a) In the event such transaction is to be brought to a vote at a shareholder meeting, after receiving proper notice of any meeting of shareholders of the Company to vote on the approval of a Sale of the Company, to be present, in person or by proxy, as a holder of shares of voting securities, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings;

(b) to vote (in person, by proxy or by action by written consent, as applicable) all shares of the capital stock of the Company as to which it has beneficial ownership in favor of such Sale of the Company and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(c) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(d) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company;

(e) except for this Agreement, neither any of the parties hereto nor any affiliates thereof shall deposit any shares of capital stock beneficially owned by such Party or affiliate in a voting trust or subject any such shares of capital stock to any arrangement or agreement with respect to the voting of such shares of capital stock; and

(f) Notwithstanding the foregoing, no Series B Investor, Series A Investor or Common Holder shall be required to vote in the manner described by this Section 5 unless the net proceeds of such Sale of the Company are to be distributed to shareholders of the Company in accordance with the Company’s Articles of Incorporation, as amended.

In the event the Series A Investors and/or the Series B Investors exercise their redemption rights pursuant to the Amended and Restated Articles of Incorporation of the Company and the Company fails to redeem any of the shares subject to redemption in accordance with the terms thereof by the Redemption Date (as defined in the Amended and Restated Articles of Incorporation), the Series A Investors or the Series B Investors exercising their redemption rights shall have the right to elect to require a Sale of the Company. In connection therewith, they shall, to the extent practicable, engage on behalf of the Company one or more investment banking or brokerage firms of national standing with experience in representing businesses engaged in the business of the Company to represent the Company and its shareholders in connection with the Sale of the Company. In the event of a Sale of the Company, all shareholders shall receive the proceeds from such transaction pursuant to the provisions of Amended and Restated Articles of Incorporation of the Company notwithstanding the prior entitlement of any holders of Preferred Stock to have their Preferred Stock redeemed pursuant to the Amended and Restated Articles of Incorporation. The investment banking firm shall be instructed to (i) prepare comprehensive marketing materials that communicate the key investment merits and focus potential purchasers on additional value-creating opportunities, (ii) develop and implement an appropriate marketing strategy for the Sale of the Company (iii) identify all logical purchasers and contact key decision makers directly to ensure both confidentiality and a quick response, (iv) to the extent possible, create a sense of urgency and competition among potential purchasers, and (v) solicit bona fide, written proposals or offers from prospective purchasers with respect to a transaction that results in the Sale of the Company for cash and on such other terms which the investment banking firm and outside legal counsel determine in good faith, and in the exercise of reasonable judgment, to be reasonably capable of being consummated (each a “Bona Fide Offer” and collectively, the “Bona Fide Offers”). Promptly upon the investment banking firm’s receipt of Bona Fide Offers, the investment banking firm shall provide the Series A Investors, the Series B Investors and the Board with a written summary containing all of the material terms of each Bona Fide Offer, including the present value of the aggregate cash consideration that the shareholders could reasonably expect to receive in each Bona Fide Offer. Unless otherwise agreed to by the Required Holders, the Bona Fide Offer that reflects the highest present value of the aggregate cash consideration that the shareholders could reasonably expect to receive in each Bona Fide Offer (the “Superior Proposal”) shall be deemed accepted. Each Series B Investor, Series A Investor and Common Holder hereby agrees with respect to all securities of the Company which it own(s) or otherwise exercises voting or dispositive authority (i) to take the actions set forth in clauses (a) – (d) of this Section 5 above to consummate the transactions contemplated by the Superior Proposal and (ii) at the election of the Series A Investors or the Series B Investors exercising their redemption rights and notwithstanding the provision of Sections 2 or 3 of this Agreement, the Amended and Restated Articles of Incorporation of the Company or otherwise to the contrary, to take all such actions requested by the Series A Investors or the Series B Investors exercising their redemption rights to cause the size of the Board to be set at three directors with (x) one director being designated by the holders of a majority of the Common Stock and (y) two directors being designated by the Series A Investors and the Series B Investors exercising their redemption rights; provided, that, if the Series A Investors and the Series B Investors exercise their redemption rights, the Series A Investors and the Series B Investors shall each (acting by a majority vote of such series) be entitled to elect one of such two directors.

6.

Legend on Share Certificates. Each certificate representing any Series B Investor Shares, Series A Investor Shares or Common Holder Shares shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO AN AMENDED AND RESTATED VOTING AGREEMENT, AS AMENDED, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

7.

Covenants of the Company. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate or reasonably requested by the holders of a majority of the outstanding voting securities held by the Parties hereto (assuming conversion of all outstanding securities) in order to protect the rights of the Parties hereunder against impairment.

8.

No Liability for Election of Recommended Directors. Neither the Company, the Common Holders, the Series A Investors, the Series B Investors, nor any officer, director, shareholder, partner, employee or agent of any such Party, makes any representation or warranty as to the fitness or competence of the nominee of any Party hereunder to serve on the Company’s Board by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such nominee pursuant to this Agreement.

9.

Grant of Proxy. Upon the failure of any Party to vote their Series B Investor Shares, Series A Investor Shares or Common Holder Shares, as applicable, in accordance with the terms of this Agreement, such Party hereby grants to a shareholder designated by the Board of Directors of the Company a proxy coupled with an interest in all Series B Investor Shares, Series A Investor Shares and Common Holder Shares owned by such Party, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 9 is amended to remove such grant of proxy in accordance with Section 16 hereof, to vote all such Series B Investor Shares, Series A Investor Shares and Common Holder Shares in the manner provided in Sections 2 and 3 hereof.

10.

Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any other Party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

11.

Execution by the Company. The Company, by its execution in the space provided below, agrees that it will cause the certificates issued after the date hereof evidencing the shares of Series B Investor Shares, Series A Investor Shares and Common Holder Shares to bear the legend required by Section 6 hereof, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares of capital stock of the Company upon written request from such holder to the Company at its principal office. The parties hereto do hereby agree that the failure to cause the certificates evidencing the shares of Series B Investor Shares, Series A Investor Shares and Common Holder Shares to bear the legend required by Section 6 hereof and/or failure of the Company to supply, free of charge, a copy of this Agreement, as provided under this Section 11, shall not affect the validity or enforcement of this Agreement.

12.

Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

13.

Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 13).

14.

Term. This Agreement shall terminate and be of no further force or effect upon (a) the consummation of the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, resulting in net proceeds to the Company of at least $50,000,000 in the aggregate and a pre-offering equity valuation of at least $250,000,000 (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction) or (b) the consummation of a Liquidation Event, as that term is defined in the Company’s Articles of Incorporation (as amended from time to time).

15.

Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

16.

Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) the holders of a majority of the then outstanding voting securities held by the Common Holders and (iii) the Required Holders. Notwithstanding the foregoing, (a) the provisions of Section 3(a) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the holders of a majority of the then outstanding voting securities held by the Common Holders, (b) the provisions of Section 3(b) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of IGC, (c) the provisions of Section 3(c) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of WCP, and (d) the provisions of Section 5 may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Required Holders. Any amendment or waiver so effected by this Section 16 shall be binding upon all the Parties hereto.

17.

Stock Splits, Stock Dividends, etc. In the event of any issuance of shares of the Company’s voting securities hereafter to any of the Parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization or the like), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 6.

18.

Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19.

Binding Effect. In addition to any restriction on transfer that may be imposed by any other agreement by which any Party hereto may be bound, this Agreement shall be binding upon the Parties, their respective heirs, successors, transferees and assigns and to such additional individuals or entities that may become shareholders of the Company and that desire to become Parties hereto; provided that for any such transfer to be deemed effective, the transferee shall have executed and delivered an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by a transferee reasonably acceptable to the Company, such transferee shall be deemed to be a Party hereto as if such transferee’s signature appeared on the signature pages hereto. By its execution hereof or any Adoption Agreement, each of the Parties hereto appoints the Company as its attorney-in-fact for the purpose of executing any Adoption Agreement which may be required to be delivered hereunder.

20.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof.

21.

Entire Agreement. This Agreement is intended to be the sole agreement of the Parties as it relates to the subject matter hereof and supersede all other agreements, including the Prior Agreement, of the Parties relating to the subject matter hereof.

22.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.

Arbitration. Any controversy between the Parties hereto involving any claim arising out of or relating to the termination of this Agreement, will be submitted to and be settled by final and binding arbitration in New York, New York, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by three (3) arbitrators chosen by the Company, the Required Holders and the Common

Holders, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure, the arbitrator shall be required to provide in writing to the Parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

COMPANY:

GREENWAY MEDICAL TECHNOLOGIES, INC.

By:

______________________________

Name:

Title:

Address:

SERIES B INVESTORS:

WACHOVIA CAPITAL PARTNERS 2006, LLC

By:

______________________________

Name:

Title:

Address:

SERIES A INVESTORS:

INVESTOR GROWTH CAPITAL LIMITED

By:

______________________________

Name:

Title:

By:

______________________________

Name:

Title:

Address:

INVESTOR GROUP LP

By: Investor Group G.P. Limited

By:

______________________________

Name:

Title:

By:

______________________________

Name:

Title:

Address:

COMMON HOLDERS:

___________________________________________

By:

______________________________

Name:

______________________________

Title:

______________________________

Address:

______________________________

______________________________

By:

______________________________

Name:

______________________________

Title:

______________________________

Address:

______________________________

______________________________